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                                                                 EXHIBIT (c)(13)

                                   AGREEMENT
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         This Agreement ("Agreement") is entered into by and between Duplex
Products Inc., a corporation ("Duplex") and Mark A. Robinson ("Robinson").

         WHEREAS, Robinson currently serves as General Counsel of Duplex; and,

         WHEREAS, Duplex may from time to time be an acquisition target; and,

         WHEREAS, it is in the best interests of the shareholders that key management personnel remain in place throughout any acquisition activity and devote their entire time and energies to their employment with Duplex and any such acquisition activity; and,

         WHEREAS, it is the desire of Duplex to give appropriate incentives and protection to certain key executives in the event of any such activity so that they can devote their entire time and energies to Duplex business without distraction.

         NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and in further consideration of Robinson's continued employment with Duplex, the parties hereto agree as follows:

1. DEFINITIONS. The terms defined below shall have the following meanings throughout this Agreement:

         1.1 BASE ANNUAL SALARY. For purposes of this Agreement, "Base Annual Salary" shall be equal to Robinson's annual salary excluding bonuses or other similar payments as of the date of a Change of Control.

         1.2. CHANGE IN CONTROL. A "Change in Control" shall exist upon the first of any of the following to occur:

                 1.2.1. Any tender offer, merger or other business combination, sale of assets, contested election or any combination of the foregoing transactions (a "Transaction"), which results in the persons who were directors of Duplex before the Transaction ceasing to constitute a majority of the Board of Directors of Duplex or any successor to Duplex after the Transaction;

                 1.2.2. Duplex merges or consolidates with another corporation and as a result of the merger or consolidation fifty percent (50%) or less of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by former stockholders of Duplex;

                 1.2.3. A tender offer or exchange offer is made and consummated for the ownership of securities of Duplex representing more than fifty percent (50%) of the combined voting power of Duplex's then outstanding voting securities; or
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                 1.2.4.  Duplex transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Duplex.

                 1.2.5. A Change of Control for the purposes of this Agreement shall specifically include any transaction completed with Miami Systems Corporation and/or Wallace Computer Systems Inc..

         1.3 SEVERANCE CONSIDERATION. "Severance Consideration" shall be equal to one year's Base Annual Salary if the Severance occurs in the first twelve (12) months immediately following a Change of Control. Beginning the thirteenth (13th) month through the twenty-fourth
         (24th) month after a Change of Control, said Severance Consideration shall be reduced by 8.33% each month.

         1.4 QUALIFYING TERMINATION. A "Qualifying Termination" is a termination of Robinson's employment qualifying him for Severance Consideration under this Agreement and shall mean:

                 1.4.1 Any termination of Robinson's employment by Duplex, or any successor to Duplex, without cause, subsequent to and within twenty-four (24) months of a Change of Control;

                 1.4.2 A reduction of Robinson's salary by Duplex, or any successor to Duplex, by 20% per cent, or more, or his position is changed from General Counsel, subsequent to and within twenty-four (24) months of a Change of Control.

         1.5 ENTIRE TIME AND ENERGIES. "Entire time and energies" shall mean the normal and customary hours per week devoted to perform the duties assigned to Robinson as General Counsel since he assumed said position, and as compared to corporate executives in similar positions with other similar companies.

2.       PAYMENT OF SEVERANCE CONSIDERATION.

         If a Qualifying Termination occurs and Robinson is entitled to Severance Consideration, said Severance Consideration shall be paid to Robinson as set forth in this Agreement, and shall be paid in one lump sum within ten (10) days of said termination.

3.       RETENTION POOL.

         Duplex has created a Retention Pool to be used only if a transaction is consummated with Miami Systems Corporation and/or Wallace Computer Systems Inc., in which case Robinson will share in said Retention Pool as follows:

         3.1 If Miami Systems Corporation effectuates a merger with Duplex, or acquires 50% or more of the outstanding shares of Duplex, or Wallace Computer Systems Inc.


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                  acquires 50% or more of the outstanding shares of Duplex, and
                  Robinson is still employed by Duplex at the time either of the above referenced transactions is consummated, then in that event, Robinson shall receive $100,000.00 from said Retention Pool, in one lump sum payable within ten (10) days after said transaction is consummated.

4.       STOCK OPTIONS.

         On January 4, 1996, Duplex through its Board of Directors adopted a resolution that would cause all stock options issued under the 1984/1993 Incentive Stock Option program, owned by Robinson, no matter when granted that would not otherwise vest, to vest 100% at the time of the consummation of either of the transactions mentioned in paragraph 3 hereinabove with Miami Systems Corporation or Wallace Computer Systems Inc.

5.       WITHHOLDING OF TAXES.

         Duplex, or any successor of Duplex, shall withhold from any Severance Consideration payable under this Agreement all federal, state, city or other taxes as may be required by law.

6.       NOT AN EMPLOYMENT AGREEMENT.

         Nothing in this Agreement shall give Robinson any right to continued employment with Duplex, or any successor of Duplex, nor shall it give Duplex any rights to the continued performance of duties by Robinson to Duplex, or any successor of Duplex.

7.       NOTICES.

         Notices under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to Duplex, to:

                                  Duplex Products Inc.
                                  1947 Bethany Road
                                  Sycamore, IL 60178

                                  Attn:  Chairman of the Board


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                 If to Robinson, to:

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or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

8.       APPLICABLE LAW.

         The performance and interpretation of this Agreement shall be construed in accordance with the laws of the State of Illinois.

9.       SEVERABILITY.


         If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

10.      NO ASSIGNMENT.

         Robinson's rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise. Duplex shall have no liability to pay any amount so attempted to be assigned or transferred.

11.      SUCCESSORS.

         This Agreement shall be binding upon and inure to the benefit of Duplex, its successors and assigns (including, without limitation, any company into or with which Duplex may merge or consolidate). Duplex agrees that it will not effect a Change of Control unless either: the person or entity acquiring control of Duplex shall expressly assume by an instrument in writing all duties and obligations of Duplex under this Agreement; or Duplex shall provide for the payment in full of all amounts which are payable to Robinson under this Agreement.

12.      CONFIDENTIALITY AND RELEASE.

         Robinson's right to receive and Duplex's obligation to pay Severance Consideration shall be contingent upon Robinson executing a binding agreement setting forth a release of any and all claims arising from his employment and/or termination of employment with


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         Duplex or any successor of Duplex.  Such agreement shall also contain covenants of confidentiality.

13.      ENTIRE AGREEMENT.

         This Agreement represents the entire agreement of the parties regarding the severance pay arrangements between them. This Agreement may not be modified except in writing signed by both parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

DUPLEX PRODUCTS INC.


BY: /s/ John A. Bacon                        /s/ Mark A. Robinson
    --------------------------------------   -----------------------------------
        John A. Bacon                            MARK A. ROBINSON
        Compensation Committee Chairman                         January 26, 1996




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